EX-11          Computation of Net Income
               Per Share of Common Stock
               (in thousands, except per share data)
               (Unaudited)

                                      Three Months       Six Months
                                      Ended June 30,     Ended June 30,
                                     ---------------     --------------
                                    1997      1996       1997      1996
                                    ----      ----       ----      ----
Income/(loss) before income taxes   $ 105   ($4,889)    ($12,897) ($4,843)
Benefit for income taxes                -    (1,955)           -   (1,937)

Net income/(loss)                   $ 105   ($2,934)    ($12,897) ($2,906)



Primary earnings/(loss)
 per share                          $0.02    ($0.47)     ($2.05)   ($0.46)
Weighted average common shares
 outstanding                        6,298     6,298       6,298     6,294

Fully diluted earnings/(loss)
per share                           $0.01    ($0.47)     ($2.05)   ($0.46)
Weighted average common shares
 outstanding                        8,227     6,298       6,298     6,294